Exhibit 10.1

Valeant Pharmaceuticals North America LLC
400 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
www.valeant.com

May [], 2016

FULL NAME

Dear NAME:

We know that these continue to be challenging times for our company.  We are appreciative of your continued dedication and commitment to the organization as a member of the Executive Management Team (“EMT”).

We are writing to let you know that the Talent and Compensation Committee (the “Committee”) of the Board of Directors of Valeant Pharmaceuticals International, Inc. (“Valeant” or the “Company”) has approved your participation in our EMT Retention Program.  The details are as follows:

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Special Retention Award – You will be eligible to receive a cash bonus of $X (subject to applicable withholdings and deductions) (the “special retention award”) payable in three installments, as set forth below.  The first 33% will be payable on June 30, 2016, the second 33% will be payable on September 30, 2016 and the final 34% will be payable on December 30, 2016.  Each installment payment will be made as soon as administratively practicable after each such vesting date.  In order to receive an installment of the special retention award, you must be employed by Valeant or one of its affiliates on the applicable payment date; provided however, that, if the Company terminates your employment other than for “cause” (as defined in the Valeant Pharmaceuticals International, Inc. 2014 Omnibus Incentive Plan (the “Plan”)) or you resign with “good reason” (as defined below) prior to the payment of the full balance of the special retention award, any remaining balance of the special retention award will vest in full and be paid to you as soon as administratively practicable following your termination date, subject to you delivering a general release of claims in a form reasonably acceptable to Valeant within forty-five days following your termination of employment (and not revoking such release).

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Special Equity Award – You will receive a special equity award in the form of Restricted Stock Units (RSUs) valued at approximately $X on the first day that Valeant is not restricted from making equity grants pursuant to applicable securities laws (the “date of grant”).   These RSUs shall vest in three equal installments with the first installment vesting six months following the date of grant, the second installment vesting twelve months following the date of grant and the third installment vesting eighteen months following the date of grant, provided that you are employed by Valeant or one of its affiliates on the applicable vesting date.  The number of RSUs granted will be based on the 20-day trailing average of the closing price of Valeant common shares immediately prior to the date of grant.

If the Company terminates your employment other than for “cause” (as defined in the Plan) or you resign with “good reason” (as defined below) prior to the RSU award vesting in full, the RSU award will vest pro-rated, less any RSUs previously vested.  The pro-ration shall be based on a fraction, the numerator of which is the number of months you have worked from the date of the grant through your date of termination, rounded up to the next whole month and the denominator of which is 18; provided, however, you shall be provided a minimum vesting credit of 6 months; and provided, further, that you deliver a general release of claims in a form reasonably acceptable to Valeant within forty-five days following your termination of employment (and not revoking such release).

In order to receive these equity grants, you must be employed by Valeant or one of its affiliates on the grant date.  These awards will be made under the Plan and will be subject to the terms of the Plan and the Company's standard award agreement; provided, however, the award agreement will reflect the terms of the award as set forth in this letter. It is anticipated that you will receive an additional equity grant in 2017 although the decision to make such an equity grant remains in the discretion of the Committee.

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Enhanced Severance Benefits – In the event of a qualifying termination of employment, you will be entitled to receive severance benefits pursuant to the terms of your employment letter with the Company dated [_] (your “employment letter”); provided, however that, in the event of your qualifying termination of employment within one year following the date hereof (or, in the case of a termination for "good reason," in the event that you provide written notice of the occurrence of good reason within one year following the date hereof), the following shall apply: (1) the term “good reason” shall have the meaning set forth in this letter, (2) your severance shall be equal to two (2) times the sum of (i) your annual base salary and (ii) your target annual bonus as of the date of your termination of employment (subject to applicable withholdings and deductions), and (3) your continued post-termination welfare coverage period pursuant to your employment letter shall be extended to a period of two years following your date of termination of employment.  Except as modified in this letter, your employment letter will remain in effect in accordance with its terms,  including your right to receive other payments and benefits upon your termination of employment (without duplication hereunder).

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Good Reason Definition.  The term “good reason” for purposes of this letter means, without your consent,  (1) any material reduction in your duties, responsibilities, or authority from those in effect as of the date hereof, (2) a requirement that you report to someone in a role with less authority than the person to whom you report to as of the date hereof, (3) any reduction in your annual base salary or target bonus opportunity; or (4) any breach by the Company of any material provision of this letter or any employment agreement to which you are party to with the Company; provided, however, that in the event that you deliver a written notice of the occurrence of a good reason event under clause (1) or (2) above prior to December 31, 2016, your entitlement to payments and benefits pursuant to this letter will be conditioned on, if requested by the Company, you remaining employed and performing duties for the Company consistent with your duties as of the date hereof (plus duties related to the transition of your role to another individual) until December 31, 2016 and; provided, further, that your resignation under clauses (1) through (4) above shall not constitute a resignation for good reason unless you provide written notice to the Company describing such good reason event within ninety (90) business days of its initial occurrence and the Company fails to cure events constituting good reason within thirty (30) business days after the Company’s receipt of the written notice.  Any notice of good reason issued by you hereunder shall also constitute a notice of good reason pursuant to your employment letter.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder (and, for the avoidance of doubt and notwithstanding anything to the contrary in your employment letter, if an event occurs that constitutes good reason pursuant to your employment letter but does not constitute good reason pursuant to this letter, you shall be permitted to provide written notice of good reason pursuant to your employment letter until the later of June 1, 2017 and the date that is 90 days after the initial occurrence of the good reason event or condition under your employment letter, notwithstanding when such event or condition occurred).  For purposes of any determination regarding the existence of good reason, any claim by you that good reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that good reason does not exist.

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Indemnification – Pursuant to the terms of your employment letter, to the extent legally permitted, you shall be entitled to indemnification and advancement of expenses to the same extent as provided in the Company's articles, and, if applicable, pursuant to any indemnification agreement between you and the Company, in each case, as in effect on the date hereof.

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Legal Fees – The Company shall pay to you all legal fees and expenses incurred by you in disputing in good faith any issue hereunder relating to the termination of your employment or in seeking in good faith to obtain or enforce any benefit or right provided by this letter.  Such payments shall be made within five (5) business days after delivery of your written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

The intent of the parties is that payments and benefits under this letter and any other plans or arrangements in which you participate (together, the “Arrangements”) comply with Section 409A of the Internal Revenue Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Arrangements shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained therein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under the Arrangements which are subject to Section 409A of the Internal Revenue Code until you have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code.  Each amount to be paid or benefit to be provided under this letter shall be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code.  Without limiting the foregoing under any Arrangements, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Internal Revenue Code, (a) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Arrangements during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death) and (b) references to a termination on account of disability shall be deemed to refer to a “disability” for purposes of Section 409A of the Internal Revenue Code.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Internal Revenue Code, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in the Arrangements will be exempt from or comply with Section 409A of the Internal Revenue Code and makes no undertaking to preclude Section 409A of the Internal Revenue Code from applying to any such payment.

As you might appreciate, while we value the service of all Valeant employees, this retention opportunity is being extended to a limited number of key employees, so please keep this letter confidential.

We look forward to your continued contributions.

Very truly yours,

Joseph Papa

I understand and acknowledge that my employment with Valeant is, and continues to be, “at-will” and nothing in this letter changes the nature of my employment status.  This letter, together with the Plan and any related agreements and your employment letter, constitute the full and complete understanding between the parties with respect to the matters described in this letter, and this letter may be amended only in writing, signed by both parties.  This letter will be binding on any successor to Valeant.

By signing below, you indicate acceptance of the terms set forth in this letter.

Name:		Date:
FULL NAME